Exhibit 99.1

CytomX Therapeutics Announces Q1 2026 Financial Results and Provides

Business Update

- Positive data announced from Phase 1 Dose Expansion Study of varsetatug masetecan (“Varseta-M”) EpCAM PROBODY® ADC in Patients with Advanced Colorectal Cancer (CRC) -

- Enrollment of 40 patients in Varseta-M Dose Optimization completed; data update expected in 2H 2026 to inform monotherapy dose selection and potential registrational trial in late line CRC -

- Varseta-M Phase 1 study evaluating combination with bevacizumab is ongoing with initial data expected by 1H 2027; Phase 1/2 Varseta-M chemotherapy combination study to be initiated in 2H 2026 -

- Initiation of Phase 1 expansion cohort(s) in non-CRC indications planned for 2H 2026 -

- Company to host conference call today at 5 p.m. ET / 2 p.m. PT -

SOUTH SAN FRANCISCO, Calif., May 7, 2026 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today announced Q1 2026 financial results and provided a business update.

“CytomX has continued to gain tremendous momentum in 2026 and we remain highly focused on executing against the multiple layers of potential value creation we see for Varseta-M. Our top priority is to advance this highly differentiated, first in class EpCAM ADC into a registrational study in late-line CRC while also investing to unlock the broader potential of Varseta-M in earlier line CRC and other cancers,” said Dr. Sean McCarthy, chairman and CEO of CytomX Therapeutics.”

Continued Dr. McCarthy, “Strategically, we view Varseta-M as a company-building asset, uniquely enabled by the CytomX PROBODY therapeutic platform. Varseta-M is the only EpCAM targeted ADC in clinical development and is, we believe, ideally positioned to address the large unmet need in colorectal cancer as well as a broad range of EpCAM-expressing tumors. Based on the highly encouraging clinical results presented to-date and Varseta-M’s pan-tumor potential, we plan to execute with speed and focus to maximize benefit for people with cancer.”

Pipeline Program Updates:

Varsetatug masetecan (EpCAM PROBODY Topo-1 ADC, CX-2051)

•
On March 16th 2026, CytomX announced positive data from the ongoing Phase 1 dose expansion study of Varseta-M in patients with advanced colorectal cancer (CRC).
•
As of April 2026, enrollment into Varseta-M Dose Optimization cohorts was complete, having reached the goal of 40 total patients across the 8.6 mg/kg Q3W and 10 mg/kg Q3W doses1.
•
Additional Phase 1 Varseta-M data, including data from ongoing dose optimization, is anticipated to be presented in the second half of 2026. This update is expected to support monotherapy dose selection and a potential registrational trial design in late line CRC.
•
FDA interactions are planned in 2026 with goal of aligning on the potential first registrational study for Varseta-M monotherapy in advanced CRC starting in 1H 2027.
•
A Phase 1 Varseta-M combination study with bevacizumab in CRC has commenced with an initial focus on determining combination dose(s) for later phase development, including in earlier lines of therapy. Varseta-M

1 8.6 mg/kg and 10 mg/kg based on adjusted ideal body weight (AIBW)

doses to be assessed in combination with bevacizumab will include Q2W and Q4W schedules to align with the approved bevacizumab CRC dose of 5 mg/kg Q2W. Initial clinical data are anticipated by 1H 2027.
•
Phase 1/2 combination study including Varseta-M administered with bevacizumab, 5-fluorouracil, and leucovorin is planned to start in 2H 2026.
•
Initiation of initial Phase 1 expansion cohort(s) in non-CRC indications is planned for 2H 2026.

CX-801 (PROBODY Interferon alpha-2b)

•
The CX-801 Phase 1 study in advanced melanoma is ongoing. The CX-801 monotherapy dose escalation portion of the study has reached the fourth dose level.
•
CX-801 monotherapy has been generally well tolerated at dose levels exceeding the approved dose of unmasked IFNα2b.2
•
In May 2025, Phase 1 dose escalation of CX-801 in combination with KEYTRUDA® (pembrolizumab) was initiated. Dose escalation of CX-801 in combination with KEYTRUDA® is currently enrolling the third dose level.
•
Biomarker data from the CX‑801 monotherapy study in advanced melanoma were presented at the 2025 Society for Immunotherapy of Cancer (SITC) Annual Meeting, reinforcing CX‑801’s mechanism of action and supporting the ongoing combination trial with KEYTRUDA®.
•
Initial clinical data for CX-801 in combination with KEYTRUDA® in advanced melanoma is projected by the end of 2026.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA

Corporate and Financial:

•
Financial:
o
Completed an equity follow-on offering in March 2026 with gross proceeds of $250 million.
o
CytomX ended Q1 2026 with $346.7 million of cash, cash equivalents and investments with expected cash runway to at least the second half of 2028.
•
Research Pipeline and Collaborations:
o
CytomX has research collaborations with Amgen, Regeneron, and Moderna. Drug discovery programs continue in our research collaborations with a focus on bispecific immunotherapies, including T-cell engagers.

Q1 2026 Financial Results:

Cash, cash equivalents and investments totaled $346.7 million as of March 31, 2026, compared to $137.1 million as of December 31, 2025. Cash as of March 31, 2026 included $234.2 million of net proceeds from the completion of an underwritten public offering in March 2026.

Total revenue was $10.3 million for the quarter ended March 31, 2026, compared to $50.9 million for the first quarter of 2025. The decrease in revenue was driven primarily by the completion of our performance obligations during 2025 in the collaborations with Bristol Myers Squibb and Amgen.

Total operating expense for quarter ended March 31, 2026 was $29.9 million compared to $28.3 million for the first quarter ended March 31, 2025, an increase of $1.6 million.

Research and development expenses increased by $0.4 million during the quarter ended March 31, 2026, to $19.2 million compared to $18.9 million for the quarter ended March 31, 2025. Research and development expenses increased primarily due to increased manufacturing activities for Varseta-M, partially offset by $1.7 million of restructuring expenses incurred in the first quarter of 2025.

2 Merck & Co., Inc. (2018). Sylatron (peginterferon alfa-2b) prescribing information. U.S. Food and Drug Administration

General and administrative expenses increased by $1.3 million during the quarter ended March 31, 2026, to $10.7 million, compared to $9.4 million for the quarter ended March 31, 2025. The general and administrative expenses for the first quarter of 2025 included $1.1 million of one-time restructuring expenses.

About CytomX Therapeutics, Inc.

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked PROBODY® therapeutics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), cytokines and T-cell engagers. CytomX’s clinical-stage pipeline includes varsetatug masetecan (Varseta-M; CX-2051) and CX-801. Varseta-M is a masked, conditionally activated ADC armed with a topoisomerase-1 inhibitor payload and directed toward epithelial cell adhesion molecule (EpCAM). EpCAM is a highly expressed tumor antigen that has previously been undruggable due to expression on normal tissues. Varseta-M is designed to open a therapeutic window for this high potential target and is initially being developed for the treatment of metastatic colorectal cancer. Varseta-M was discovered in collaboration with ImmunoGen, now part of AbbVie. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CX-801 is initially being developed for the treatment of metastatic melanoma. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond CytomX’s control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements and projected cash runway. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including varsetatug masetecan (Varseta-M) and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX's planned interactions with the U.S. Food and Drug Administration and the ability to align on a potential registrational study design and regulatory pathway for Varseta-M, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of Varseta-M and CX-801 and the timing of initial and ongoing data availability for CytomX’s clinical trials, including Varseta-M and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; uncertainties around the Company’s ability to raise sufficient funds to carry out its planned research and development; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial Varseta-M clinical trial results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of Varseta-M and CX-801; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries, including China and the European Union; and the risk that we may incur higher costs than expected for research and development. Additional applicable risks and uncertainties include those relating to CytomX’s preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2026. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc. All other trademarks are the properties of their respective owners.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Precision AQ

Colleen Ketchum

Colleen.ketchum@precisionaq.com

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$ 28,828	$ 12,667
Short-term investments	317,879	124,385
Accounts receivable	646	2,013
Prepaid expenses and other current assets	5,743	4,856
Total current assets	353,096	143,921
Property and equipment, net	1,090	1,304
Intangible assets, net	401	438
Goodwill	949	949
Restricted cash	1,527	1,527
Operating lease right-of-use asset	2,264	3,396
Other assets	31	31
Total assets	$ 359,358	$ 151,566
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,368	$ 1,301
Accrued liabilities	11,923	14,197
Operating lease liabilities - short-term	2,856	4,240
Deferred revenue, current portion	17,876	26,877
Total current liabilities	34,023	46,615
Deferred revenue, net of current portion	979	1,590
Other long term liabilities	4,412	4,353
Total liabilities	39,414	52,558
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock	—	—
Common stock	2	2
Additional paid-in capital	1,050,037	810,844
Accumulated other comprehensive income	102	111
Accumulated deficit	(730,197)	(711,949)
Total stockholders' equity	319,944	99,008
Total liabilities and stockholders' equity	$ 359,358	$ 151,566

__________________

(1)
The condensed balance sheet as of December 31, 2025 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues	$ 10,258	$ 50,917
Operating expenses:
Research and development	19,238	18,868
General and administrative	10,692	9,428
Total operating expenses	29,930	28,296
Income (loss) from operations	(19,672)	22,621
Interest income	1,490	955
Other (expense) income, net	(7)	11
Income (loss) before income taxes	(18,189)	23,587
Provision for income taxes	59	62
Net income (loss) attributable to common stockholders	(18,248)	23,525
Other comprehensive income (loss):
Unrealized loss on investments, net of tax	(9)	(28)
Total comprehensive income (loss)	$ (18,257)	$ 23,497

Net income (loss) per share:
Basic	$ (0.10)	$ 0.27
Diluted	$ (0.10)	$ 0.27
Shares used to compute net income (loss) per share
Basic	177,273,000	87,121,502
Diluted	177,273,000	87,150,666